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Addressing Shareholder Engagement and Climate Change in Advance of our Annual Meeting

P E R S P E C T I V E S B L O G

By Stephen Littleton – May 20, 2020

Companies around the world are working to adapt to the risks and challenges posed by COVID-19 and many, like ExxonMobil, are also stepping up to support medical professionals, first responders and those on the front lines in the fight against the pandemic. As we work to tackle the new challenges before us, ExxonMobil remains committed to continuing its business operations and engagement efforts on important issues such as managing climate risk.

I want to take this opportunity to address two important issues – climate change and shareholder engagement – in advance of ExxonMobil’s annual shareholders meeting later this month, which will be held virtually for safety reasons. To help shareholders during a busy proxy season, we wanted to share relevant facts, data, and publicly available resources highlighting how our company views and addresses these issues.

This is especially important in light of recurring statements and SEC filings made by the Church of England and New York State Common Retirement Fund that misrepresent our positions and actions on both of these important matters.

Managing Climate Risk and Developing Solutions

Society faces a dual challenge of increasing supplies of energy to meet the demand of a growing world population while also addressing the risks of climate change. Our company plays an important role in addressing both aspects of that challenge.

Our Energy & Carbon Summary, which is available on our website, is a good resource for shareholders to understand how our company approaches risks related to climate change. The report analyzes potential impacts to the company’s business under 2°C scenarios in which demand for our products may be influenced by policy, technology, and consumer choices consistent with the Paris Agreement. Also included is information about how we mitigate those potential impacts and ensure our physical assets, including our petrochemical investments, are able to withstand risks from storms and other events.

The Energy & Carbon Summary highlights our research and technology program that supports lower-emission solutions in transportation, power generation, and industrial applications – sectors which today account for more than 80 percent of global carbon emissions. The program includes work on advanced biofuels, lower-emission manufacturing and carbon capture, and is carried out at our corporate laboratories, in collaboration with leading universities and the U.S. National Laboratories, and in partnership with innovative start-ups.

The report also highlights how we are working to reduce emissions in our operations through efficiency gains and new technologies. This includes our efforts to achieve a 15-percent reduction in methane emissions and a 25-percent reduction in flaring by the end of this year versus 2016 levels.

Our risk-management approach recognizes the central role that policy will play in mitigating climate risks, and the Energy & Carbon Summary outlines the company’s engagements on climate-related policy, including our support for carbon-pricing and for policies that bolster the development and deployment of needed technology.

Addressing climate change risks extends beyond company management, as ExxonMobil Directors also provide rigorous oversight to key risks associated with our business. In response to feedback received from shareholders on this topic, this year we expanded the Energy & Carbon Summary to include enhanced disclosure of the Board’s oversight framework and process, including the roles of our Board committees, as they apply to climate-related risk.

Expanding Shareholder Engagement

We’ve been significantly expanding shareholder engagement for the past five years, and in 2019 we held more than 85 engagements with investors, pension funds and other organizations on environmental, social and governance issues. This includes more than two dozen engagements with signatories of Climate Action 100+, including with the Church of England and the New York State Common Retirement Fund. Individuals at all levels of our organization were included in these substantive and productive engagements, including subject-matter experts and independent Directors.

In direct response to feedback gained through these engagements and shareholder input, the Board strengthened the authorities of our independent Lead Director, resulting in a greatly expanded oversight role. This change, as detailed in the proxy, enhances the Board’s already thorough oversight of management and our CEO on issues important to the business, including the risk of climate change. Other examples of the Board’s responsiveness to shareholders include adding a new provision for shareholders to call special meetings, and enhanced disclosures on issues of importance, including risks related to climate change and oversight of lobbying and political contributions.

We recognize not all shareholders will agree on the best way to manage risks, and we respect those with different perspectives and welcome their engagement. At the same time, we believe the statements made by the Church of England and New York State Common Retirement Fund are misleading. We encourage all shareholders to carefully consider the issues using the publicly available information, facts, and supporting data available in our proxy statement, in our Energy & Carbon Summary, and on our website to better understand how the company is managing these complex challenges before us and how we engage with our shareholders.

Stephen Littleton is Vice President of Investor Relations and Corporate Secretary.